EXHIBIT 23.2
                             LETTERHEAD OF KPMG LLP



                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Carver Bancorp, Inc.


We consent to incorporation by reference in the Registration Statement on Form S-8 of Carver Bancorp, Inc. of our report dated June 24, 2003, relating to the consolidated statements of financial condition of Carver Bancorp, Inc. and subsidiaries as of March 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2003, which report appears in the March 31, 2003 Annual Report on Form 10-K of Carver Bancorp, Inc.



KPMG LLP

/s/ KPMG LLP


New York, New York
February 13, 2004